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Exhibit 10.8

THE SPORTS AUTHORITY, INC.

DEFERRED COMPENSATION PLAN

        THE SPORTS AUTHORITY, INC., incorporated under the laws of the State of Delaware, (hereinafter referred to as the "Company"), hereby adopts the Gart Sports Company Deferred Compensation Plan and restates the Plan as The Sports Authority, Inc. Deferred Compensation Plan (the "Plan"), effective as of January l, 2004. The Company intends to provide, under the Plan, certain of its Key Employees with benefits, for the purpose of promoting in its Key Employees the strongest interest in the successful operation of the Company and to induce such employees to remain in the employ of the Company.

ARTICLE I
DEFINITIONS

        1.01    Beneficiary shall mean any person, persons or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

        1.02    Benefit Account shall mean the account maintained on the books of the Company for each Participant pursuant to Section 6.01 hereof, as adjusted daily for applicable earnings and losses, if any.

        1.03    Bonus Contributions shall mean deferral of bonus Compensation by Participant as provided in Article III of the Plan.

        1.04    Change of Control shall mean the acquisition of beneficial ownership, after the Effective Date, directly or indirectly, of more than fifty percent (50%) of the voting power of the outstanding common stock of the Company, by any person, group, association, corporation or other entity.

        1.05    Code shall mean the Internal Revenue Code of 1986, as amended.

        1.06    Company shall mean The Sports Authority, Inc., a Delaware corporation, and its Subsidiaries and Affiliates, if any.

        1.07    Compensation shall mean a Participant's income from the Company that is reported as wages on the Participant's Form W-2 for income tax purposes for the year. Compensation shall include amounts that are not currently includable in the Employee's gross income by reason of the application of Code Section 402(e)(3), but shall not include any severance payments of any kind.

        1.08    Deferral Change Date shall mean, for purposes of changing the amount of Deferral Contributions under the Plan, January 1 of each Plan Year.

        1.09    Deferral Contribution shall mean deferral of Compensation by a Participant as provided in Article III of the Plan.

        1.10    Deferral Period shall mean the period of time during which Compensation is being deferred pursuant to Article III of the Plan.

        1.11    Determination Date shall mean the last day of the Plan Year.

        1.12    Disability shall mean total disability as determined by the insurance carrier under the Company's long term disability plan.

        1.13    Disallowed 401(k) Contributions shall mean deferral of Compensation by a Participant as provided in Article III of the Plan.

        1.14    Early Retirement Age shall mean the later of age 50 or five years of service.

        1.15    Effective Date of this Plan shall be January 1, 1999; the effective date of the restatement of this Plan shall be January 1, 2004.

        1.16    Fiduciary Committee shall mean the committee appointed pursuant to Article VIII of the Plan.

        1.17    Hardship shall mean an unforeseen financial emergency suffered by a Participant. The financial emergency must be beyond the Participant's control and must be of sufficient magnitude to cause the Participant great hardship if early withdrawal of Participant's benefits were not allowed or if a change in Participant's deferral elections were not allowed. Any early withdrawal by reason of Hardship shall be subject to the approval of the Fiduciary Committee and limited to the amount necessary to meet the financial emergency, plus any applicable taxes based upon the applicable tax rate determined by the Company.

        1.18    Involuntary Termination shall mean Termination of Employment initiated by the Company, with or without cause.

        1.19    Key Employees shall mean all employees of the Company who are performing services for the Company, who are designated as Key Employees by the Fiduciary Committee. A person designated as a Key Employee shall remain so until such designation is revoked by the Fiduciary Committee, in its sole discretion.

        1.20    Normal Retirement Age shall mean age 65.

        1.21    Normal Retirement Date shall mean the first day of the month after a Participant attains Normal Retirement Age and actually retires.

        1.22    Participant shall mean a Key Employee of the Company who has completed election forms required and accepted by the Fiduciary Committee as evidenced by an authorized signature.

        1.23    Plan Entry Date shall mean the first day of each calendar month after a Key Employee becomes eligible to participate in the Plan, and after the Key Employee has a reasonable period of time to complete and file forms required by the Fiduciary Committee.

        1.24    Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 and end on December 31 of each Plan Year.

        1.25    Section 401(k) Plan shall mean the qualified Section 401(k) Profit-Sharing Plan maintained by the Company which is qualified under Section 401(a) of the Code.

        1.26    Subsidiaries and Affiliates shall mean any corporation or other employer during any period while it is, together with the Company, a member of a controlled group of corporations or an affiliated service group under common control (within the meaning of Section 414(b), (c) or (m) of the Code).

        1.27    Successor Company shall mean any company which adopts this Plan for any former employees of Company who become employees of a Successor Company under a plan of reorganization.

        1.28    Termination of Employment shall mean the Participant's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, including by reason of death or Disability.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

        2.01    Participation.    From time to time the Fiduciary Committee, in its sole discretion, may designate those Key Employees to whom the opportunity to participate in this Plan shall be extended.

        2.02    Enrollment Requirements.    Key Employees who have been selected by the Fiduciary Committee to participate in this Plan may enroll in the plan by completing such forms and furnishing such information as the Company may reasonably require.

        2.03    Enrollment Time Period.    The Key Employee must execute and submit forms the Company may reasonably require no later than the day prior to the Plan Entry Date of the Plan Year in which the Key Employee has met the enrollment requirements. If the Key Employee does not enroll in the Plan as of the first Plan Entry Date after which the Key Employee has met the enrollment requirements, the Key Employee will not be allowed to enroll in the Plan until the next Deferral Change Date.

        2.04    Termination of Participation.    A Participant shall cease to be a Participant upon distribution of his vested Account Balance, upon revocation by the Fiduciary Committee of the Participant's status as a Key Employee, or upon no longer meeting the definition of a management or highly compensated employee, as these terms are used in Labor Regulation Section 2520.104-23. A person who ceases to be a Participant during the Deferral Period will have no further right to subsequent contributions under the Plan. However, the employment of a Participant shall not be deemed to be terminated by reason of an approved leave of absence granted in accordance with uniform rules applied in a non-discriminatory manner by the Company.

        2.05    Modification of Election.    A Participant may modify his or her form, timing and term of the benefit by completing such forms and providing information as the Company may reasonably require at each Deferral Change Date. Any modification received by the Fiduciary Committee will supersede any prior elections.

ARTICLE III
PARTICIPANT CONTRIBUTIONS

        3.01    Disallowed 401(k) Contributions.    For each Plan Year, if the Participant attempts to defer the maximum amount permitted under the Section 401(k) Plan, the Participant may elect to defer a portion of his or her Compensation which is equal to the amount distributed to the Participant during the Plan Year from the Company's Section 401(k) Plan as an excess deferral, excess contribution and/or excess aggregate contribution (as such terms are defined in the Company's Section 401(k) Plan), as adjusted for applicable earnings and losses, if any.

        3.02    Deferral Contributions.    Each Participant may elect to make a Deferral Contribution of a portion of his or her Compensation before the commencement of the pay period in which the election becomes effective. Deferral Contributions may not exceed fifty percent (50%) of Compensation, excluding bonus Compensation.

        3.03    Bonus Contributions.    Each Participant may elect to make a Bonus Contribution of a portion of his or her bonus earned and payable on or after the Effective Date of this Plan. A Participant may elect to defer up to one hundred percent (100%) of any bonus payable to him, minus any applicable withholding.

        3.04    Subsequent Deferral and Bonus Contributions.    Subsequent to the initial deferrals provided for in Sections 3.02 and 3.03 above, a Participant may from time to time elect to increase or decrease the amount of Compensation or bonus deferred in pay periods which commence on or after the next Deferral Change Date which follows such subsequent election.

        3.05    Procedure for Deferral.    The initial election provided for in Sections 3.02 and 3.03 and any subsequent election or elections provided for in Section 3.04 shall be made on the forms provided by the Fiduciary Committee for that purpose. The amount specified in the election shall be deferred and shall be subtracted from the Compensation and bonus otherwise payable to the Participant during the period in which the election is in effect.

        3.06    Election to Defer Irrevocable; Exceptions.    Except as otherwise provided herein, a Participant's election to defer compensation shall be irrevocable except for changes allowed at each Deferral Change Date. The Fiduciary Committee, in its sole discretion, upon demonstration of a substantial Hardship by the Participant, may permit subsequent alteration on a date other than such Deferral Change Date of a Participant's deferral election. A request to alter the amount of Compensation deferred shall be submitted by Participant in writing to the Fiduciary Committee. The application shall set forth in detail the reasons for the requested reduction.

ARTICLE IV
COMPANY CONTRIBUTIONS

        4.01    Company Discretionary Contributions.    For each Plan Year, the Company may, in its discretion, make a contribution to each Participant's Benefit Account in a dollar amount to be determined by Company.

        4.02    Company Matching Contributions.    The Company may make, in its discretion, a matching contribution for each Plan Year to each Participant's Benefit Account equal to the excess of (a) over (b) below:

          (a)    A percentage multiplied by the Participant's total Compensation for the Plan Year.

          (b)    The total amount of matching contributions made on the Participant's behalf under the Company's Section 401(k) Plan for the Plan Year.

In order to be eligible to receive a Company Matching Contribution under this Plan, the Participant must have elected to defer in the Section 401(k) Plan the maximum deferral eligible to be matched under the Section 401(k) Plan.

ARTICLE V
UNFUNDED STATUS AND LIFE INSURANCE

        5.01    Unfunded Status.    All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets. In the event the Company, in its sole discretion, decides to fund all or any part of the benefits payable under this Plan with contributions to a separate fund, the Company shall maintain separate accounts for each Participant to which such contributions are allocated. Nothing contained in this Plan shall be deemed to require a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Company and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

        5.02    Life Insurance.    The Company's obligation under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be required to fund its obligations, but the Company, in its sole discretion, may apply for and own for its own benefit, insurance on the life of a Participant in such amounts and in such forms as the Company may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company shall submit to medical examinations and shall accurately and truthfully supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance. The Company shall be under no obligation to provide the benefits in Article VII of this Plan if the Participant fails to comply with these provisions. Any insurance policy acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, the Participant's Beneficiary or estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged and unrestricted asset of the Company.

ARTICLE VI
PARTICIPANT BENEFIT ACCOUNT AND VESTING

        6.01    Benefit Account.    The Company shall establish a Benefit Account on its books for each Participant, and shall credit to each Participant's Benefit Account the following amounts at the times specified:

          (a)    Participant Disallowed 401(k) Contributions. Disallowed 401(k) contributions will equal the amount of Compensation the Participant elects to defer pursuant to Article III of the Plan, credited within an administratively reasonable period of time after the amounts refunded from the Company's Section 401(k) Plan, as an excess deferral, excess contribution and/or excess aggregate contribution are deposited in the designated Benefit Account. The Company shall deduct from Participant's Compensation any amounts it, in its sole discretion, determines that it is required to withhold under any state or federal law for taxes or other charges.

          (b)    Participant Deferral Contributions. Deferral contributions will equal the amount of Compensation the Participant elects to defer pursuant to Article III of the Plan, credited on the day the amounts are deposited in the designated Benefit Account. The Company shall deduct from Participant's Compensation any amounts it, in its sole discretion, determines that it is required to withhold under any state or federal law for taxes or other charges.

          (c)    Participant Bonus Contributions. Bonus Contributions will equal the amount of bonus the Participant elects to defer pursuant to Article III of the Plan, credited on the day the amounts are deposited in the designated Benefit Account. The Company shall deduct from Participant's Compensation any amounts it, in its sole discretion, determines that it is required to withhold under any state or federal law for taxes or other charges.

          (d)    Company Discretionary Contributions. Company Discretionary Contributions will equal the amount of Company Discretionary Contributions made pursuant to Article IV of the Plan, credited on the day the amounts are deposited in the designated Benefit Account.

          (e)    Company Matching Contributions. Company Matching Contributions will equal the amount of Company Matching Contributions made pursuant to Article IV of the Plan, credited on the day the amounts are deposited in the designated Benefit Account.

          (f)    Earnings and Losses. As of each valuation date, earnings and losses with respect to each Benefit Account will be allocated, with respect to the investment options elected by Participant.

        A Participant's Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Benefit Account shall not constitute or be treated as a trust fund of any kind. All benefits payable under this Plan shall be paid as they become due and payable by the Company out of its general assets.

        6.02    Account Balance.    Each Participant's Account Balance as of each Determination Date shall consist of the balance of the Participant's Benefit Account as of the immediately preceding Determination Date plus the amounts required to be credited to such account by the Company pursuant to Section 6.01 and any applicable earnings, less the amount of all distributions, if any, made from such Benefit Account since the immediately preceding Determination Date, and any applicable losses.

        6.03    Statement Account.    The Fiduciary Committee shall provide to each Participant quarterly an account statement setting forth the balance to the credit of such Participant in his Benefit Account as of the last day of the preceding calendar quarter.

        6.04    Vesting of Benefit Account.    Contributions made to this Plan shall be vested as follows:

          (a)    Participant Contributions. Participant contributions to the Plan, meaning Participant Disallowed 401(k) Contributions, Participant Deferral Contributions and Participant Bonus Contributions, including all earnings and losses thereon, shall be 100% vested at all times.

          (b)    Company Discretionary and Matching Contributions. If Termination of Employment with the Company occurs prior to attaining Normal Retirement Age, the Participant's benefit shall be nonforfeitable under the same vesting rules as provided in the Section 401(k) Plan sponsored in the Section 401(k) Plan sponsored by the Company.

          (c)    Notwithstanding the provisions of (b) above, a Participant's benefit under the Plan shall become 100% vested if any of the following events occur prior to the Participant's Termination of Employment with the Company: (1) the Company experiences a Change of Control; or (2) the Participant attains Normal Retirement Age.

ARTICLE VII
PAYMENT OF BENEFITS

        7.01    Benefit Payments Prior to Termination of Employment.    Participants may elect to receive distribution of the vested portion of their Benefit Account prior to Termination of Employment ("In-Service Distributions") on a form to be provided by the Fiduciary Committee. Amounts elected for In-Service Distributions must (a) have remained in the Plan for at least one (l) Plan Year before distribution, measured from the beginning of the Plan Year in which such contributions were allocated and (b) such election form must be received by the Fiduciary Committee prior to the beginning of the Plan Year to which such In-Service Distribution is requested. Company Discretionary Contributions shall be distributed to the Participant after such contributions have remained in the Plan for at least one (1) year, measured from the beginning of the initial Plan Year in which such contributions are allocated, unless the Participant elects to defer distribution of such contributions further in the manner specified herein.

        7.02    Benefit Payments Upon Termination of Employment.    Upon a Participant's termination of employment for any reason, voluntary or involuntary, including by reason of retirement, Disability or death, the Participant (or the Participant's Beneficiaries, if applicable) shall receive a benefit equal to the vested portion of the Participant's Benefit Account. The form, timing and term of the benefit shall be determined as follows:

          (a)    Upon a Participant's Involuntary Termination, the benefit shall be payable in a lump sum or installments for a period of not more than one year, as soon as administratively practical after the Involuntary Termination;

          (b)    Upon a Participant's Termination of Employment on account of (1) attainment of Early Retirement Age, (2) death, or (3) Disability, as soon as administratively practical after termination of employment in accordance with the Participant's elections on forms required by the Fiduciary Committee; and

          (c)    Upon a Participant's Termination of Employment for any reason other than those specified in Section 7.02(a) or 7.02(b), as soon as administratively practical after termination of employment in accordance with the Participant's elections on forms required by the Fiduciary Committee, provided, however, that the term of payment shall not exceed five years.

          (d)    Regardless of (a), (b) or (c) above, if the Participant's Benefit Account is $10,000 or less, the benefit shall be paid in a lump sum as soon as administratively practical after termination of employment.

        7.03    Survivor Benefit Before Termination of Employment.    If a Participant dies before commencement of benefits while this Plan is in force and before Termination of Employment, the Participant's designated Beneficiary shall receive a benefit equal to the Participant's Benefit Account. The form and term of the benefit shall be determined in accordance with the Participant's elections on forms provided by the Fiduciary Committee.

        7.04    Survivor Benefit After Termination of Employment.    If a Participant dies before commencement of benefits while this Plan is in force and after Termination of Employment, the Participant's designated Beneficiary shall receive a benefit equal to the Participant's Benefit Account. The form and term of the benefit shall be determined in accordance with the Participant's elections on forms provided by the Fiduciary Committee.

        7.05    Survivor Benefit After Commencement of Payments.    If a Participant dies while receiving benefits herein described but before receiving the entire vested Benefit Account, the balance of the Benefit Account shall be paid to the Beneficiary in accordance with the Participant's elections. If the Beneficiary dies before receiving the remaining vested Benefit Account, the remainder of the vested Benefit Account shall be paid to the estate of the Beneficiary. Payments to the estate of such Beneficiary may be converted to lump sum if so elected by the Participant on forms provided by the Fiduciary Committee.

        7.06    Hardship Distribution.    The Fiduciary Committee, under uniform and non-discriminatory rules, upon finding that a terminated Participant has suffered a Hardship or is suffering a Hardship as defined in Section 1.17, may distribute to such Participant all or a portion of the vested Account Balance. The amount of any early distribution shall not exceed the amount required to meet such Hardship and is not reasonably available from other resources of the Participant. A Participant's elections with respect to Bonus Contributions, Deferral Contributions and Disallowed 401(k) Contributions will be suspended for the remainder of the Plan Year upon a Hardship distribution.

        7.07    Employment by a Successor Company.    If the Participant terminates employment with the Company under a plan of reorganization in which the Participant is employed by a Successor Company, the Participant will continue to participate in the Plan and will be eligible to receive a distribution upon a subsequent termination of employment with the Successor Company.

        7.08    Recipients of Payments: Designation of Beneficiary.    All payments to be made by the Company shall be made to the Participant, if living. In the event of a Participant's death prior to the receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file in writing with the Company a designation of Beneficiary and contingent Beneficiary to whom the Participant's interest under the Plan shall be paid in the event of death. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant's Benefit Account under the Plan or if the Beneficiary cannot be located, such amount shall be paid to the Participant's estate.

        In the event a benefit is payable to a minor or person declared incompetent or incapable of handling the disposition of his or her property, the Fiduciary Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or incapable person. The Fiduciary Committee may require proof of incompetency, minority guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

ARTICLE VIII
ADMINISTRATION

        8.01    Fiduciary Committee.    The Plan shall be administered, interpreted and enforced by the Fiduciary Committee in accordance with its terms and purposes. The Fiduciary Committee shall be appointed by an officer of the Company and shall consist of three (3) or more persons to act on behalf of the Company. Interpretation by the Fiduciary Committee shall be final and binding upon a Participant except for the procedure set forth in Section 8.03. No further appeal from a decision on review shall be permitted. The Fiduciary Committee shall select the participating Key Employees and determine the assumptions to be used in computing benefits under the Plan. The Fiduciary Committee may adopt rules and regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her own participation in the Plan. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to the Participant.

        8.02    Committee Procedure.    All determinations of the Committee shall be made by not less than a majority of its members present at the meeting at which a quorum is present. The existence of a quorum will be determined in accordance with the Fiduciary Committee charter. Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Committee and filed with the minutes of proceedings of the Committee. Service on the Committee shall constitute services as a director of the Company so that members of the Committee may be entitled to indemnification as set forth in the Company's bylaws and reimbursement for their services as members of the Committee.

        8.03    Claim Procedures.

          (a)    All claims shall be filed in writing by the Participant, his or her Beneficiary or the authorized representative of the claimant, by completing such procedures as the Fiduciary Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

          (b)    If a claim is denied, notice of denial shall be furnished by the Fiduciary Committee to the claimant within ninety (90) days after the receipt of the claim by the Fiduciary Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.

          (c)    The Fiduciary Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for further review. The claimant or the claimant's authorized representative must request such review within a reasonable period of time prescribed by the Fiduciary Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Company's receipt of the request for review. If special circumstances require a further extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Company's receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to pertinent Plan provisions on which the decision is based.

ARTICLE IX
MISCELLANEOUS

        9.01    Employment Not Guaranteed by Plan.    Neither the Plan nor any action taken under the Plan shall be construed as giving a Participant the right to be retained as a Key Employee or as an employee of the Company for any period.

        9.02    Amendment and Termination.    The Company may, at any time, amend or terminate the Plan, provided that the Company may not reduce or modify the vested portion of any Benefit Account prior to such amendment or termination. If the Company terminates the Plan, the Company shall distribute to the Participant the amount of the Participant's vested Benefit Account. A Successor Company under a plan of reorganization may adopt the Plan for Participants employed by the Successor Company. With the approval of the Board of Directors of the Company, all assets and liabilities may be transferred to the Successor Company for Participants employed by the Successor Company.

        9.03    Merger/Direct Transfer.    The Plan may enter into merger agreements or direct transfer of assets agreements with the representatives of other deferred compensation or supplemental income plans, and accept the direct transfer of plan assets, or transfer plan assets, as a party to any such agreement.

        9.04    Assignment of Benefits.    No Participant or Beneficiary shall have the right to assign, transfer, hypothecate, encumber or anticipate his or her interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. Any attempted assignment or transfer by a Participant shall be null and void. In the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

        9.05    Disposition of Unclaimed Payments.    Each Participant must file with the Company from time to time, in writing, his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Company, or if no address is filed with the Company, then at the last post office address as shown on the Company records, will be binding upon the Participant and his or her Beneficiaries for all purposes of the Plan. If the Participant and his or her Beneficiaries cannot be located in this manner within 36 months, the Fiduciary Committee will forfeit the Participant's Account.

        9.06    Taxes.    The Company shall deduct from all payments made hereunder all applicable federal or state taxes that it, in its sole discretion, determines is required by law to be withheld from such payments.

        9.07    Independence of Benefits.    The benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation whether by salary or bonus.

        9.08    Governing Law.    This Plan is intended to constitute an unfunded Plan for a select group of management or highly compensated employees and directors and rights thereunder shall be governed by the laws of the State of Colorado, except to the extent preempted by Federal law.

        9.09    Form of Communication.    Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Fiduciary Committee shall be made in writing and in such form as the Fiduciary Committee shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company's offices at: 1050 W. Hampden Avenue, Englewood, Colorado 80110.

        9.10    Severability.    If any provision of this Plan is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Plan; and the remaining provision of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Plan. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Plan a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

        9.11    Binding Agreement.    The provisions of this Plan shall be binding upon the Participants, and the Company and their successors, assigns, heirs, executors and beneficiaries.

        ACCEPTED by the Company on the      day of                   .

COMPANY:
The Sports Authority, Inc.
By:
Title:
ATTEST:

Secretary

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THE SPORTS AUTHORITY, INC. DEFERRED COMPENSATION PLAN